Exhibit 99.1

Harbor Custom Development, Inc. Reports 2021 Third Quarter Results

Gig Harbor, Washington – (GLOBENEWSWIRE) – November 15, 2021 – Harbor Custom Development, Inc. (“Harbor,” “Harbor Custom Homes®,” or the “Company”), (NASDAQ: HCDI; HCDIP; HCDIW, HCDIZ), an innovative and market leading real estate company involved in all aspects of the land development cycle, today announced the financial results for the third quarter ended September 30, 2021.

Third Quarter 2021 Financial Highlights Compared to Third Quarter 2020

●	Consolidated net sales of $18.0 million, compared to $7.8 million
●	Gross profit of $7.1 million, compared to $0.6 million
●	Selling General & Administrative (“SG&A”) of $3.3 million, compared to $1.5 million
●	Net income of $3.7 million, or $0.21 basic earnings per share (EPS), compared to a net loss of ($0.4) million, or ($0.10) EPS

Nine Months 2021 Financial Highlights Compared to Nine Months 2020

●	Consolidated net sales of $46.0 million, compared to $26.1 million
●	Gross profit of $11.1 million, compared to $1.6 million
●	SG&A of $7.6 million, compared to $3.8 million
●	Net income of $3.2 million, or $0.17 basic EPS, compared to a net loss of ($1.8) million, or ($0.43) EPS

Full Year 2021 and 2022 Estimates

●	2021 revenue expected to be in the range of $70 to $80 million
●	2022 revenue expectations remain at approximately $160 million

Harbor President and CEO, Sterling Griffin stated, “I am very proud of our dedicated employees and Board of Directors that have combined to drive Harbor to profitability in our first year as a public company. Our third quarter results demonstrate our commitment to increasing shareholder value through sustainable growth and increased earnings.”

Results for the Third Quarter 2021

Net sales for the third quarter of 2021 increased by 130.7% to $18.0 million, compared to net sales of $7.8 million for the third quarter of 2020. This increase was largely due to the sale of entitled land of $10.4 million to Lennar and fee build revenue of $2.8 million, which was partially offset by a decrease in home sales of ($3.9) million.

Gross profit for the third quarter of 2021 increased to $7.1 million, compared to $0.6 million for the third quarter of 2020. Gross margin for the third quarter of 2021 was 39.7%, compared to 8.0% for the third quarter of 2020. The increase in gross margin was primarily due to the sale of land at a 57.0% gross margin and lot sales of 35.7% gross margin.

SG&A expenses for the third quarter of 2021 were $3.3 million, or 18.4% of net sales, compared to $1.5 million, or 18.7% of net sales, for the third quarter of 2020. This increase in SG&A is primarily attributable to the continued investment in public company infrastructure and personnel to support our future growth plans, an increase in depreciation expense, and an increase in stock compensation expense.

For the third quarter of 2021, net income was $3.7 million, or $0.21 basic EPS, compared to net loss of ($0.4) million, or ($0.10) basic EPS, for the third quarter of 2020.

Results for the Nine Months Ended September 30, 2021

Net sales for the first nine months of 2021 increased by 76.5% to $46.0 million, compared to net sales of $26.1 million for the first nine months of 2020. This increase was largely due to sale of entitled land to Lennar of $19 million.

Gross profit for the first nine months of 2021 increased to $11.1 million, compared to $1.6 million for the first nine months of 2020. Gross margin for the first nine months of 2021 was 24.1%, compared to 6.2% for the first nine months of 2020. The increase in gross margin was primarily due to sale of entitled land to Lennar with a gross margin of 42%.

SG&A expenses for the first nine months of 2021 were $7.6 million, or 16.6 % of net sales, compared to $3.8 million, or 14.5% of net sales, for the first nine months of 2020. This increase is primarily attributable to the continued investment in public company infrastructure and personnel to support our future growth plans, an increase in D&O insurance, an increase in depreciation expense, and an increase in stock compensation expense.

For the first nine months of 2021, net income was $3.3 million, or $0.17 EPS, compared to net loss of ($1.8) million, or ($0.43) EPS, for the first nine months of 2020.

Full Year 2021 and 2022 Estimates

We expect full year 2021 revenues to be in the range of $70 to $80 million. We anticipate our fourth quarter 2021 revenues and net income to exceed our third quarter 2021 results. We continue to reiterate our previously announced 2022 revenue guidance of approximately $160 million.

Financial Results Conference Call Details

Harbor will host a conference call on Monday, November 15, 2021, at 9 a.m. PT (12 p.m. ET) to elaborate on the third quarter results and the Company’s outlook. The public may access the conference call through a live audio webcast available at https://investors.harborcustomhomes.com/events. Those who would like to submit written questions in advance, please email: IR@harborcustomdev.com. The conference call will be available by telephone at 1-877-407-0789 (for international callers, dial 1-201-689-8562), and refer to “Harbor” or conference ID: 13723841. A replay of the conference call will be available for two weeks at 1-844-512-2921 (for international callers, dial 1-412-317-6671) using the replay PIN: 13723841.

About Harbor Custom Development, Inc.

Harbor Custom Development, Inc. is a real estate development company involved in all aspects of the land development cycle including land acquisition, entitlements, construction of project infrastructure, home building, marketing, sales, and management of various residential projects in Western Washington’s Puget Sound region; Sacramento, California; and Austin, Texas. Harbor has active or recently sold-out residential communities in Gig Harbor, Bremerton, Silverdale, Bainbridge Island, Belfair, Allyn, Port Orchard, Lacey, Burien, Yelm and Blaine in the state of Washington. In addition, Harbor has acquired land and will begin constructing homes in three new markets. In the Sacramento metro market, Harbor will be constructing homes in completed subdivisions in both Rocklin and Auburn, California. In the Austin metro market, Harbor has acquired developed lot inventory in Dripping Springs, Driftwood, and Horseshoe Bay, Texas. The Company recently acquired property in Punta Gorda, Florida, and plans to begin construction of oceanfront condominiums there in 2022. Harbor’s business strategy is to acquire and develop land strategically, based on an understanding of population growth patterns, entitlement restrictions, infrastructure development, and geo-economic forces. Harbor focuses on real estate within target markets with convenient access to metropolitan areas that are generally characterized by diverse economic and employment bases and increasing populations. For more information on the Company, please visit www.harborcustomdev.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to, but are not limited to, expectations of future operating results and financial performance, including GAAP and non-GAAP guidance for quarterly and annual periods during the years ending December 31, 2021 and 2022, the calculation of certain of our key financial and operating metrics and expectations regarding sales of inventory, as well as assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “expect,” “plan,” anticipate,” “believe,” “estimate, “predict,” “target,” “project,” “intend,” “potential,” “would,” “continue,” “ongoing,” or the negative of these terms or other comparable terminology that concerns our expectations, strategy, priorities, plans, or intentions. You should not put undue reliance on any forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all. These forward-looking statements are subject to various risks and uncertainties, including without limitation complications due to COVID-19 which could cause delays in dates of completion or closings, and those risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. Thus, actual results could be materially different. This document includes statements of summarized financial projections. There will be differences between the projected and actual results because events and circumstances frequently do not occur as expected and those differences may be material. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations

Hanover International

IR@harborcustomdev.com
866-744-0974

HARBOR CUSTOM DEVELOPMENT, INC. AND SUBSIDIARIES
D/B/A HARBOR CUSTOM HOMES
CONDENSED CONSOLIDATED BALANCE SHEETS

		September 30, 2021 (unaudited)		December 31, 2020
ASSETS				
Real Estate	$	105,463,700	$	20,370,300
Property, Plant and Equipment, net		9,132,900		8,176,000
Right of Use Assets		788,400		873,800
Cash		4,787,700		2,396,500
Restricted Cash		597,600		-
Prepaid Expense		2,248,100		1,658,000
Accounts Receivable, net		104,800		78,200
Contract Assets, net		4,762,400		-
Deferred Offering Costs		133,400		65,100
TOTAL ASSETS	$	128,019,000	$	33,617,900
LIABILITIES AND STOCKHOLDERS' EQUITY				
LIABILITIES				
Construction Loans, net of Debt Discount of $878,600 and $502,400 respectively	$	38,682,100	$	9,590,100
Construction Loans - Related Parties, net of Debt Discount of $1,416,300 and $670,200 respectively		11,376,000		5,819,700
Equipment Loans		5,731,800		5,595,500
Accounts Payable and Accrued Expenses		5,875,800		2,700,000
Operating Lease Liabilities		766,900		841,700
Finance Leases		611,300		999,400
Deferred Revenue		21,700		896,300
Note Payable PPP		-		19,300
Dividends Payable		210,600		-
Contract Liability		390,900		-
Note Payable D&O Insurance		1,284,000		741,200
TOTAL LIABILITIES		64,951,100		27,203,200
STOCKHOLDERS' EQUITY				
Preferred Stock, No Par 10,000,000 shares authorized and 1,260,555 issued and outstanding at September 30, 2021 and 0 outstanding and issued at December 31, 2020	$	28,661,000	$	-
Common Stock, No Par 50,000,000 shares authorized and 14,922,094 issued and outstanding at September 30, 2021 and 5,636,548 issued and outstanding at December 31, 2020		37,057,900		11,956,900
Additional Paid In Capital		668,900		234,800
Accumulated Deficit		(2,028,300)		(4,487,100)
Total Stockholders' Equity - Harbor Custom Development, Inc.		64,359,500		7,704,600
Non-Controlling Interest		(1,291,600)		(1,289,900)
TOTAL STOCKHOLDERS' EQUITY		63,067,900		6,414,700
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$	128,019,000	$	33,617,900

(Amounts rounded to the nearest $100)

HARBOR CUSTOM DEVELOPMENT, INC. AND SUBSIDIARIES
D/B/A HARBOR CUSTOM HOMES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,	
	2021	**2020**	**2021**	**2020**
Sales	$ 18,010,600	$ 7,806,500	$ 46,017,200	$ 26,077,300
Cost of Sales	10,866,200	7,183,900	34,938,300	24,448,100
Gross Profit	7,144,400	622,600	11,078,900	1,629,200
Operating Expenses	3,322,100	1,458,200	7,639,700	3,769,900
Operating Income (Loss)	3,822,300	(835,600)	3,439,200	(2,140,700)
Other Income (Expense)				
Loss on Sale of Equipment	-	(12,400)	(35,900)	(27,900)
Forgiveness of Debt	-	-	10,000	-
Other Income	1,200	-	113,800	13,000
Interest Expense	(115,100)	(163,900)	(298,500)	(254,200)
Total Other Income (Expense)	(113,900)	(176,300)	(210,600)	(269,100)
Income (Loss) Before Income Tax	3,708,400	(1,011,900)	3,228,600	(2,409,800)
Income Tax Benefit	-	571,600	-	561,500
Net Income (Loss) Attributable to Stockholders	$ 3,708,400	$ (440,300)	$ 3,228,600	$ (1,848,300)
Net Loss Attributable to Non-controlling interests	-	(3,200)	(1,700)	(228,100)
Preferred Dividends	(631,400)	-	(771,500)	-
Net Income (Loss) Attributable to Common Stockholders	$ 3,077,000	$ (437,100)	$ 2,458,800	$ (1,620,200)
Net Income (Loss) Per Share - Basic	$ 0.21	$ (0.10)	$ 0.17	$ (0.43)
Net Income (Loss) Per Share - Diluted	$ 0.20	$ (0.10)	$ 0.17	$ (0.43)
Weighted Average Common Shares Outstanding - Basic	14,898,594	4,180,054	14,350,143	3,737,318
Weighted Average Common Shares Outstanding - Diluted	15,058,918	4,180,054	14,515,710	3,737,318

(Amounts rounded to the nearest $100)

HARBOR CUSTOM DEVELOPMENT, INC. AND SUBSIDIARIES
D/B/A HARBOR CUSTOM HOMES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Nine Months Ended September 30, 2021 and 2020 (Unaudited)

	September 30, 2021	September 30, 2020
CASH FLOWS FROM OPERATING ACTIVITIES		
Net Income (Loss)	$ 3,228,600	$ (1,848,300)
Adjustments to reconcile net loss to net cash from operating activities:		
Depreciation	783,500	419,200
Amortization of right of use assets	252,200	194,700
Forgiveness on PPP loan	(10,000)	-
Loss on sale of equipment	35,900	27,900
Stock compensation	416,100	11,000
Net change in assets and liabilities:		
Accounts receivable	(26,600)	(42,500)
Contract assets	(4,762,400)	-
Prepaid expenses	820,300	(255,900)
Real estate	(82,755,400)	(8,286,200)
Deferred revenue	(874,600)	1,297,400
Deferred income tax	-	(561,500)
Payments on right of use liability	(241,600)	(209,000)
Contract Liabilities	390,900	-
Accounts payable and accrued expenses	3,175,800	(605,500)
NET CASH (USED IN) OPERATING ACTIVITIES	(79,567,300)	(9,858,700)
CASH FLOWS FROM INVESTING ACTIVITIES		
Purchase of property and equipment	(378,100)	(401,100)
Proceeds on the sale of equipment	69,500	330,400
NET CASH (USED IN) INVESTING ACTIVITIES	(308,600)	(70,700)
CASH FLOWS FROM FINANCING ACTIVITIES		
Construction loans, net	29,468,300	8,829,900
Financing fees construction loans	(1,476,900)	(573,100)
Construction loans related parties, net	6,302,800	(6,515,700)
Financing fees related party construction loans	(1,983,900)	(396,900)
Payments on financing leases	(289,000)	(380,000)
Proceeds from PPP loan	-	582,800
Repayment on PPP loan	(9,300)	-
Due to related party	-	(8,100)
Repayments on note payable D&O insurance	(867,600)	-
Net proceeds from issuance of common stock	25,101,000	10,789,100
Net proceeds from issuance of preferred stock	28,661,000	-
Repayment on equipment loans	(1,430,500)	(476,700)
Proceeds from exercise of stock options	18,000	-
Dividend	(560,900)	
Deferred offering costs	(68,300)	-
NET CASH PROVIDED BY FINANCING ACTIVITIES	82,864,700	11,851,300
NET INCREASE IN CASH AND RESTRICTED CASH	2,988,800	1,921,900

(Amounts rounded to the nearest $100)